ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-253385

December 01, 2022

AiPEXAR



An AI Powered US Equity Adjusted Total Return Index

Monthly Performance Report - November 2022

About AIPEXAR

HSBC and San Francisco based asset manager EquBot have developed the AI Powered US Equity Adjusted Total Return Index ("AiPEXAR"). AiPEXAR is comprised of Large and Mid Cap U.S. publicly traded companies, selected monthly based on a 3-step selection process that utilizes objective artificial intelligence to dynamically select the underlying constituents. This investment process is intended to provide growth through a variety of market conditions. AiPEXAR is a total return index with a 5.0% per annum adjustment factor.

Performance: Historical & Simulated*



AI Powered US Equity Adjusted Total Return Index
7000
6000
5000
4000
3000
2000
1000
2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022

Index Overview

Website	http://aipexar.gbm.hsbc.com/AiPEXAR.html
Bloomberg Ticker	AIPEXAR Index
Geographical Focus	United States
Launch Date	7/14/2021
Type of Return	Adjusted Return
Index Sponsor	EquBot, Inc.
Index Calculation Agent	Solactive AG
Adjustment Factor	5.0% per year

Index Performance: Historical & Simulated*

Index returns as of 11/30/2022

YTD	-18.96%
1Y	-16.19%
3Y	14.73%
5Y	36.43%
10Y	214.22%
10Y Volatility	17.84%

Source: Solactive, EquBot, HSBC, Bloomberg, from 4/27/2006 to 11/30/2022

Top 10 Holdings: As of 11/30/2022

	Index Weight(%)	Sector
APPLE INC	6.73%	Electronic Technology
MICROSOFT CORP	4.51%	Technology Services
AMAZON.COM INC	2.58%	Retail Trade
ALPHABET INC-CL A	1.59%	Technology Services
BROADCOM INC	1.55%	Electronic Technology
TESLA INC	1.54%	Consumer Durables
EXXON MOBIL CORP	1.41%	Energy Minerals
ALPHABET INC C-SHARES	1.32%	Technology Services
JPMORGAN CHASE & CO	1.31%	Finance
BERKSHIRE HATHAWAY INC-CL B	1.30%	Finance
Total	**23.83%**	

Annual Index Performance: Historical & Simulated*

2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021
13.7%	-30.3%	30.8%	21.4%	4.4%	22.2%	37.6%	21.0%	2.7%	10.6%	22.3%	-5.5%	28.0%	14.2%	20.6%

Source: Solactive, EquBot, HSBC, Bloomberg, from 4/27/2006 to 11/30/2022

HSBC

ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration No. 333-253385
December 01, 2022

Monthly Performance Report - November 2022

Top 10 Sector Allocations


0
5
10
15
Commercial Services
3.24%
3.16%
Consumer Non-Durables
4.86%
5.31%
Consumer Services
4.32%
3.59%
Electronic Technology
16.34%
14.29%
Energy Minerals
5.31%
4.35%
Finance
13.48%
14.64%
Health Technology
11.56%
11.03%
Producer Manufacturing
3.97%
4.31%
Retail Trade
6.57%
6.98%
Technology Services
15.57%
15.87%
Portfolio
Solactive US Large & Mid Cap Index

Contributions to Return


0
0.5
1
Commercial Services
0.11%
0.11%
Consumer Non-Durables
0.37%
0.23%
Consumer Services
0.19%
0.37%
Electronic Technology
0.65%
0.78%
Energy Minerals
0.01%
-0.01%
Finance
0.83%
0.79%
Health Technology
0.65%
0.74%
Producer Manufacturing
0.36%
0.67%
Retail Trade
0.21%
0.11%
Technology Services
1.04%
0.84%
Portfolio
Solactive US Large & Mid Cap Index

Risks Relating to the Index

HSBC USA Inc. and HSBC Bank USA, N.A. (together, "HSBC"), are members of the HSBC Group. Any member of the HSBC Group may from time to time underwrite, make a market or otherwise buy and sell, as principal, structured investments, or together with their directors, officers and employers may have either long or short positions in the structured investments, or stocks, commodities or currencies to which the structured investments are linked, or may perform or seek to perform investment banking services for those linked assets mentioned herein. These activities maybe in conflict with the interests of investors of debt obligations or certificates of deposit issued by members of the HSBC Group.

The Index may be partially uninvested. The strategy tracks the excess return of a notional dynamic basket of equities and cash over a change in the ICE LIBOR USD 3 Month interest rate. The weight of a Cash Investment (if any) for a Monthly Reference Portfolio at any given time represents the portion of the Monthly Reference Portfolio that is uninvested in the applicable equity basket at that time. As such, any allocation to a Cash Investment within the Index, which also accrues at the ICE LIBOR USD 3 Month interest rate, will not affect the level of the Index. The Index will reflect no return for any uninvested portion (i.e., any portion represented by a Cash Investment). Accordingly, to the extent that the Index is allocated to the Cash Investment, it may not reflect the full increase of any relevant equity component. Under certain circumstances, the Index may be 100% allocated to the Cash Investment.

Important Disclaimer Information

This document is for informational purposes only and intended to provide a general overview of the AI Powered US Equity Index and does not provide the terms of any specific issuance of structured investments. The material presented does not constitute and should not be construed as a recommendation to enter into a securities or derivatives transaction. Prior to any decision to invest in a specific structured investment, investors should carefully review the disclosure documents for such issuance which contains a detailed explanation of the terms of the issuance as well as the risks, tax treatment and other relevant information.

Investing in financial instruments linked to the AI Powered US Equity Index is not equivalent to a direct investment in any part of the AI Powered US Equity Index. Investments linked to the AI Powered US Equity Index require investors to assess several characteristics and risk factors that may not be present in other types of transactions. In reaching a determination as to the appropriateness of any proposed transaction, clients should undertake a thorough independent review of the legal, regulatory, credit, tax, accounting and economic consequences of such transaction in relation to their particular circumstances. This brochure contains market data from various sources other than us and our affiliates, and, accordingly, we make no representation or warranty as to the market data's accuracy or completeness and we are not obligated to update any market data presented in this document. All information is subject to change without notice. We or our affiliated companies may make a market or deal as principal in the investments mentioned in this document or in options, futures or other derivatives based thereon.

Solactive AG

Solactive AG is the administrator and calculation agent of the AI Powered US Equity Index. The financial instruments that are based on the AI Powered US Equity Index are not sponsored, endorsed, promoted or sold by Solactive AG in any way and Solactive AG makes no express or implied representation, guarantee or assurance with regard to: (a) the advisability in investing in the financial instruments; (b) the quality, accuracy and/or completeness of the Index; and/or (c) the results obtained or to be obtained by any person or entity from the use of the Index. Solactive AG does not guarantee the accuracy and/or the completeness of the AI Powered US Equity Index and shall not have any liability for any errors or omissions with respect thereto. Solactive AG reserves the right to change the methods of calculation or publication and Solactive AG shall not be liable for any miscalculation of or any incorrect, delayed or interrupted publication with respect to the AI Powered US Equity Index. Solactive AG shall not be liable for any damages, including, without limitation, any loss of profits or business, or any special, incidental, punitive, indirect or consequential damages suffered or incurred as a result of the use (or inability to use) of the AI Powered US Equity Index.

Use of Simulated Returns

Any historical performance information included in this document prior to August 9, 2019 represents only hypothetical historical results. No representation is being made that the AI Powered US Equity Index will achieve a performance record similar to that shown. In fact, there may often be sharp differences between hypothetical performance and actual performance. Back-testing and other statistical analysis material provided to you in connection with the explanations of the potential returns associated with an investment in a debt obligation or certificate of deposit linked to the AI Powered US Equity Index use simulated analysis and hypothetical assumptions in order to illustrate the manner in which the AI Powered US Equity Index may have performed in periods prior to the actual existence of the AI Powered US Equity Index. Alternative modelling techniques or assumptions may produce different hypothetical information that might prove to be more appropriate and that might differ significantly from the hypothetical information set forth above.

The back-tested data was produced by applying the AI Powered US Equity Index methodology to historical data, including information and sources available at each specific point of time in history. New information and sources were incorporated one timestep at a time and only information with validated time stamps was considered.

The results obtained from "back-testing" information should not be considered indicative of actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the AI Powered US Equity Index. You should not place undue reliance on the "back-testing" information, which is provided for illustrative purposes only. HSBC provides no assurance or guarantee that the AI Powered US Equity Index will operate or would have operated in the past in a manner consistent with the results presented in these materials.

Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical information. You should review and consider the hypothetical information only with the full AI Powered US Equity Index methodology.

HSBC has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for any offering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and any related offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

HSBC operates in various jurisdictions through its affiliates, including, but not limited to, HSBC Securities (USA) Inc., member of NYSE, FINRA, and SIPC.

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HSBC